Exhibit 99.1

Merck and ARIAD Announce European Medicines Agency Accepts Marketing Authorization Application for Ridaforolimus, Investigational mTOR Inhibitor

Merck to Pay ARIAD $25 Million Milestone Payment for Acceptance of Filing

WHITEHOUSE STATION, N.J. & CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 18, 2011--Merck (NYSE:MRK), known outside the United States and Canada as MSD, and ARIAD Pharmaceuticals, Inc., (NASDAQ:ARIA), today announced that the European Medicines Agency (EMA) has completed its administrative validation process for the regulatory application for ridaforolimus, an investigational oral mTOR inhibitor developed for the treatment of metastatic soft-tissue or bone sarcomas in patients who had a favorable response to chemotherapy.

The completion of the marketing authorization application (MAA) validation process and acceptance for review now leads to the formal scientific review process by the EMA's Committee for Medicinal Products for Human Use. In addition to the EMA filing, Merck recently submitted a new drug application (NDA) for ridaforolimus to the U.S. Food and Drug Administration. Within the next 60 days, the FDA will determine whether it will accept Merck's application as submitted. As part of an exclusive license agreement with ARIAD, Merck is responsible for the development and worldwide commercialization of ridaforolimus in oncology. ARIAD intends to co-promote ridaforolimus in the United States.

"This acceptance of the EMA filing for review is an important milestone as we seek to bring forward a potential treatment option for patients with metastatic bone and soft tissue sarcomas," said Marty Duvall, senior vice president and general manager, oncology franchise, Merck Global Human Health.

"We are pleased with both the acceptance of the MAA in Europe and the timely filing of the NDA for ridaforolimus in the United States,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “These regulatory initiatives underscore the importance of ridaforolimus for both ARIAD and the Merck oncology franchise, and we look forward to successful completion of the review process with both regulatory agencies.”

About Sarcoma

Sarcomas are a group of cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups – bone tumors and soft-tissue sarcomas.

About Ridaforolimus

Ridaforolimus is an investigational targeted and potent small-molecule inhibitor of the protein mTOR, a protein that acts as a central regulator of protein synthesis, cell proliferation, cell cycle progression and cell survival, integrating signals from proteins, such as PI3K, AKT and PTEN, known to be important to malignancy.

Merck’s Commitment to Oncology

Merck is committed to advancing all aspects of cancer care – prevention, treatment and supportive care. Through strong internal research capabilities, selective alliances and acquisitions, and enabling technologies, Merck is looking to lead in the discovery, development and delivery of anticancer therapies.

About Merck

Today's Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

Merck Forward-Looking Statement

This news release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck's ability to accurately predict future market conditions; dependence on the effectiveness of Merck's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the United States and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck's 2010 Annual Report on Form 10-K and the company's other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov).

ARIAD Forward-Looking Statement

This press release contains "forward-looking statements" including, but not limited to, statements relating to clinical data for ridaforolimus in the treatment of metastatic soft-tissue and bone sarcomas. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, results of clinical studies of the Company's product candidates, timing and acceptance of regulatory filings for drug approval, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
Merck
Media:
Ian McConnell, 908-423-3046
Noreen Verbrugge, 908-423-6301
or
Investors:
Carol Ferguson, 908-423-4465
or
ARIAD Pharmaceuticals
Media:
Liza Heapes, 617-621- 2315
or
Investors:
Maria E. Cantor, 617-621-2208